Consolidated Water Reports Q3 2020 Results

Revenue up 11.2% to $17.7 Million; Net Income from Continuing Operations of $1.8 Million or $0.12 per Share

GEORGE TOWN, Grand Cayman, Cayman Islands, November 16, 2020 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the three and nine months ended September 30, 2020. Quarterly and nine-month comparisons are to the year-ago period unless otherwise noted.

Financial Highlights

●	Revenue in the third quarter of 2020 increased 11.2% to $17.7 million.
●	Revenue for the first nine months of 2020 increased 12.3% to $57.5 million.
●	Net income from continuing operations attributable to Consolidated Water stockholders for the third quarter of 2020 was $1.8 million or $0.12 per basic and fully diluted share, as compared to $2.3 million or $0.15 per basic and fully diluted share in the year-ago quarter.
●	For the first nine months of 2020, net income from continuing operations attributable to Consolidated Water stockholders was $7.6 million or $0.50 per fully diluted share, down from $8.6 million or $0.57 per fully diluted share in the same year-ago period.
●	Cash and cash equivalents totaled $38.2 million as of September 30, 2020, as compared to $35.0 million as of June 30, 2020.
●	Paid $1.3 million in dividends in Q3 2020.

Management Commentary

“During the third quarter of 2020, Consolidated Water generated substantial revenue growth and returned to profitability from Q2,” said company president and CEO, Rick McTaggart. “Over the first nine months of the year, we were also profitable, generating nearly $11 million in cash from operations.

“Fortunately, we have not been as impacted by the adverse conditions created by the COVID-19 pandemic as much as others. Our teams have worked diligently throughout the pandemic to ensure that we are able to continue our operations and pursue additional projects that can strengthen our business.

“Our Q3 topline growth is largely due to the $3.2 million in revenue contributed by our new PERC Water subsidiary, which provides design, engineering, construction and management services for water treatment infrastructure in the U.S. PERC’s performance has met our expectations so far this year in spite of the pandemic, and we’ve seen no material impact on its day-to-day operations.

“The management team at PERC has been focused on increasing its recurring revenue through multi-year operating contracts and consequently, PERC was awarded four operating contract renewals and two new operating contracts during the first nine months of the year. We are especially encouraged by the prospects in this area of our business, as PERC continues to actively pursue various potential new projects and contracts. Several of these could have a substantial positive impact on its results of operations should it ultimately be successful in securing these opportunities.

“The addition of PERC has also been highly complementary to our existing business and overall mission, supporting our pursuit of water reuse projects and other emerging opportunities with a comprehensive suite of solutions for improving water infrastructure. PERC provides a solid platform upon which to expand to North America our core business of designing, constructing and operating desalination plants.

“During the third quarter, our retail segment experienced a decline in revenue compared to last year, mainly due to the continuing closure of the borders in the Cayman Islands to tourist travel in response to the pandemic, as well as to the much wetter weather conditions in the Cayman Islands during the third quarter.

“The seaport and airport in the Cayman Islands have been closed to tourists since March, which has reduced visitors and tourism to virtually nil. However, as of the first of October, residents and property owners have been allowed to return to the Cayman Islands subject to quarantining for 14 days after arrival. This has allowed flights from the UK and the USA to resume on a reduced schedule.

“To encourage more long-term visitors, the Cayman Islands government recently implemented a ‘Global Citizen Concierge’ program, whereby tourist visas are granted to individuals and families who wish to reside and work remotely on the islands for up to two years. The Cayman Islands have actually been very successful in keeping the country COVID-free and mitigating pandemic-related damage to its economy, and this is one of their strong selling points for this new program.

“These developments can help bring much needed economic activity back to the islands. We are also encouraged by recent announcements regarding COVID-19 vaccines and believe the Cayman Islands are well positioned to quickly rebound from the economic downturn created by the pandemic once a vaccine is available and regular tourism resumes. While these are all positive developments, we expect our retail segment will continue to be negatively affected until primarily the United States has recovered from the pandemic.

“Our bulk water operations in the Cayman Islands and the Bahamas have continued to operate without incident and have been much less affected by the pandemic than our retail business. However, our bulk segment revenue that is generated in the Bahamas and the Cayman Islands declined slightly period-over-period largely due to lower energy costs which reduced the energy pass-through charges to our Bahamian customer. Bulk water gross profit margin was lower due to higher scheduled maintenance costs for our Bahamas operations.

“While we grew services revenues, our net income from services was largely affected by the amortization expense from the acquisition. Without the amortization, services generated approximately $750,000 in net income in the third quarter.

“The pandemic has caused unprecedented complications across all industries and companies, and does not appear to be getting any closer to ending. However, we have gone through two full quarters of lock downs with the various companies that we operate, and we think our business has stabilized in the current environment.

“While the sales in our retail business remain lower than normal, our other businesses are operating status quo or are improving. Our a very strong balance sheet with $38 million in cash enables us to continue to execute on our growth strategies and further the key business development initiatives we’ve been working on.

“Looking ahead, we believe our solid financial condition and ample liquidity provides us with the solid foundation necessary for dealing with the challenges of the current economic environment. Our core operations and mission of providing affordable quality drinking water through our highly-efficient desalination plants, as well as wastewater treatment services through advanced water treatment and recycling facilities, continues to be a public health and economic necessity for our customers in the Caribbean and U.S.

“We are well-positioned to take advantage of opportunities that may arise to address these needs and expand or enhance our operations, especially as conditions eventually improve. The strong growth drivers inherent in our markets will continue to persist over the long-term regardless of the pandemic, and this bodes well for Consolidated Water as we work to enhance shareholder value over the months and years to come.”

Q3 2020 Financial Summary

Revenue increased 11.2% to $17.7 million from $15.9 million in the third quarter of 2019, which was driven by increases of $3.3 million in the services segment and $0.2 million in the manufacturing segment. The increases were partially offset by decreases of $1.3 million in the retail segment and $0.4 million in the bulk segment.

The increase in services revenue was due to the addition of $3.2 million in revenue from PERC Water which was acquired by the company in late October 2019.

The increase in manufacturing revenue was due to a shift in the production mix to higher revenue projects.

The decrease in retail revenue was due to an 18% decrease in the volume of water sold. This sales volume decrease is due to the temporary cessation of tourism on Grand Cayman resulting from the closing of all Cayman Islands airports and seaports in March 2020 in response to the COVID-19 pandemic.

The decrease in bulk segment revenue is attributable to a decrease in CW-Bahamas’ revenue of approximately $431,000 for 2020 due to lower energy costs, which correspondingly decreased the energy pass-through component of CW-Bahamas’ rates.

Gross profit for the third quarter of 2020 was $6.2 million or 35.2% of total revenue, down 7.4% from $6.7 million or 42.2% of total revenue in the same year-ago quarter.

Net income from continued operations attributable to Consolidated Water stockholders for the third quarter of 2020 was $1.8 million or $0.12 per basic and fully diluted share, as compared to $2.3 million or $0.15 per basic and fully diluted share in the third quarter of 2019.

First nine months 2020 Financial Summary

Total revenue for the first nine months of 2020 was $57.5 million, up 12.3% compared to $51.2 million in the same year-ago period. The increase was primarily driven by an increase of $9.7 million in the services segment and an increase of $0.5 million in the manufacturing segment. The increase in total revenue was partially offset by decreases of $2.1 million in the bulk segment and $1.7 million in the retail segment.

The increase in services revenue was due to the addition of $9.6 million in revenue from PERC Water which was acquired by the company in late October 2019.

Retail revenue decreased due to an 8% decrease in the volume of water sold. This sales volume decrease is due to the temporary cessation of tourism on Grand Cayman resulting from the closing of all Cayman Islands airports and seaports in March 2020 in response to the COVID-19 pandemic.

The decrease in bulk revenue was due to a decline in revenue in OC-Cayman of approximately $1.3 million for the third quarter as a result of the two new contracts under lower rates with the Water Authority-Cayman for water supplied from the Red Gate and North Sound plants, which commenced in February 2019, and the North Side Water Works plant, which commenced in July 2019. CW-Bahamas’ revenue dropped approximately $879,000 for 2020 due to lower energy costs, which correspondingly decreased the energy pass-through component of its rates.

The increase in manufacturing revenue was due to a shift in the production mix of higher revenue projects.

Gross profit for the first nine months of 2020 was $22.0 million or 38.2% of total revenue, up 3.5% from $21.2 million or 41.5% of total revenue in the same year-ago period.

Net income from continuing operations attributable to Consolidated Water stockholders for the first nine months of 2020 was $7.6 million or $0.50 per fully diluted share, down from $8.6 million or $0.57 per fully diluted share in the same year-ago period.

Third Quarter Segment Results

	Three Months Ended September 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$4,993,069	$6,061,475	$3,351,935	$3,259,778	$17,666,257
Cost of revenue	2,586,901	4,400,717	2,513,272	1,949,731	11,450,621
Gross profit	2,406,168	1,660,758	838,663	1,310,047	6,215,636
General and administrative expenses	3,367,802	382,662	728,829	330,723	4,810,016
Loss on asset dispositions and impairments, net	—	—	(984)	—	(984)
Income (loss) from operations	$(961,634)	$1,278,096	$108,850	$979,324	1,404,636
Other income, net					245,492
Income before income taxes					1,650,128
Benefit from income taxes					(263,165)
Net income from continuing operations					1,913,293
Income from continuing operations attributable to non-controlling interests					101,137
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,812,156
Net loss from discontinued operations					(377,321)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,434,835

	Three Months Ended September 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,271,220	$6,449,757	$95,980	$3,072,282	$15,889,239
Cost of revenue	2,945,586	4,269,739	31,601	1,933,333	9,180,259
Gross profit	3,325,634	2,180,018	64,379	1,138,949	6,708,980
General and administrative expenses	3,497,320	294,189	549	487,914	4,279,972
Gain on asset dispositions and impairments, net	6,518	500	—	—	7,018
Income (loss) from operations	$(165,168)	$1,886,329	$63,830	$651,035	2,436,026
Other income, net					216,896
Income before income taxes					2,652,922
Benefit from income taxes					(40,075)
Net income from continuing operations					2,692,997
Income attributable to non-controlling interests					433,235
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,259,762
Net loss from discontinued operations					(532,710)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,727,052

First Nine Months Segment Results

	Nine Months Ended September 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$18,216,797	$18,368,156	$9,942,748	$10,951,524	$57,479,225
Cost of revenue	8,343,018	12,906,606	7,418,305	6,852,196	35,520,125
Gross profit	9,873,779	5,461,550	2,524,443	4,099,328	21,959,100
General and administrative expenses	10,008,423	935,808	2,112,869	1,005,838	14,062,938
Gain on asset dispositions and impairments, net	—	200	3,801	—	4,001
Income (loss) from operations	$(134,644)	$4,525,942	$415,375	$3,093,490	7,900,163
Other income, net					533,710
Income before income taxes					8,433,873
Provision for income taxes					147,186
Net income from continuing operations					8,286,687
Income from continuing operations attributable to non-controlling interests					642,289
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					7,644,398
Net loss from discontinued operations					(4,448,798)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,195,600

	Nine Months Ended September 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$19,941,395	$20,502,121	$287,349	$10,452,158	$51,183,023
Cost of revenue	8,753,948	13,992,452	198,614	7,013,977	29,958,991
Gross profit	11,187,447	6,509,669	88,735	3,438,181	21,224,032
General and administrative expenses	10,020,019	900,572	2,865	1,466,091	12,389,547
Gain on asset dispositions and impairments, net	401,088	47,000	—	—	448,088
Income from operations	$1,568,516	$5,656,097	$85,870	$1,972,090	9,282,573
Other income, net					518,031
Income before income taxes					9,800,604
Provision for income taxes					73,117
Net income from continuing operations					9,727,487
Income from continuing operations attributable to non-controlling interests					1,172,039
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,555,448
Net income from discontinued operations					1,834,297
Net income attributable to Consolidated Water Co. Ltd. stockholders					$10,389,745

Conference Call

Consolidated Water management will host a conference call to discuss these results, followed by a question and answer period.

Date: Tuesday, November 17, 2020

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10149638

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 24, 2020, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10149638

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (v) the collection of its delinquent accounts receivable in the Bahamas; (vi) its ability to integrate and profitably operate recently acquired subsidiary PERC Water Corporation; (vii) the possible adverse impact of the COVID-19 virus on the company’s business; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$38,179,414	$42,071,083
Accounts receivable, net	24,411,328	23,229,689
Inventory	3,770,351	3,287,555
Prepaid expenses and other current assets	2,967,605	1,559,448
Costs and estimated earnings in excess of billings	1,188,875	1,675,781
Current assets of discontinued operations	1,052,091	1,619,056
Total current assets	71,569,664	73,442,612
Property, plant and equipment, net	59,056,778	61,238,752
Construction in progress	473,507	1,335,597
Inventory, noncurrent	4,657,418	4,404,378
Investment in OC-BVI	1,698,214	1,903,602
Goodwill	13,325,013	13,325,013
Intangible assets, net	4,360,833	5,040,000
Operating lease right-of-use assets	1,414,736	1,811,516
Other assets	1,916,123	2,120,708
Long-term assets of discontinued operations	21,995,648	27,669,966
Total assets	$180,467,934	$192,292,144

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$3,083,762	$3,560,971
Accrued compensation	1,835,594	1,821,395
Dividends payable	1,298,311	1,292,187
Current maturities of operating leases	545,364	688,540
Current portion of long-term debt	42,211	17,753
Billings in excess of costs and estimated earnings	818,765	614,386
Current liabilities of discontinued operations	98,891	178,382
Total current liabilities	7,722,898	8,173,614
Long-term debt, noncurrent	136,106	61,146
Deferred tax liabilities	1,364,393	1,529,035
Noncurrent operating leases	1,071,831	1,156,543
Net liability arising from put/call options	706,000	664,000
Other liabilities	75,000	75,000
Long-term liabilities of discontinued operations	8,842	2,679,932
Total liabilities	11,085,070	14,339,270
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 33,059 and 33,751 shares, respectively	19,835	20,251
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,122,049 and 15,049,608 shares, respectively	9,073,230	9,029,765
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	86,590,057	88,356,509
Retained earnings	65,683,955	66,352,733
Total Consolidated Water Co. Ltd. stockholders' equity	161,367,077	163,759,258
Non-controlling interests	8,015,787	14,193,616
Total equity	169,382,864	177,952,874
Total liabilities and equity	$180,467,934	$192,292,144

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total revenue	$17,666,257	$15,889,239	$57,479,225	$51,183,023
Total cost of revenue	11,450,621	9,180,259	35,520,125	29,958,991
Gross profit	6,215,636	6,708,980	21,959,100	21,224,032
General and administrative expenses	4,810,016	4,279,972	14,062,938	12,389,547
Gain (loss) on asset dispositions and impairments, net	(984)	7,018	4,001	448,088
Income from operations	1,404,636	2,436,026	7,900,163	9,282,573

Other income (expense):
Interest income	164,761	154,175	411,020	444,827
Interest expense	(2,069)	(19)	(7,413)	(19)
Profit-sharing income from OC-BVI	6,075	2,025	30,375	10,125
Equity in the earnings of OC-BVI	22,411	38,174	82,387	26,686
Net unrealized gain (loss) on put/call options	39,000	—	(42,000)	(24,000)
Other	15,314	22,541	59,341	60,412
Other income, net	245,492	216,896	533,710	518,031
Income before income taxes	1,650,128	2,652,922	8,433,873	9,800,604
Provision (benefit) for income taxes	(263,165)	(40,075)	147,186	73,117
Net income from continuing operations	1,913,293	2,692,997	8,286,687	9,727,487
Income from continuing operations attributable to non-controlling interests	101,137	433,235	642,289	1,172,039
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	1,812,156	2,259,762	7,644,398	8,555,448
Gain on sale of discontinued operations	—	—	—	3,621,170
Net loss from discontinued operations	(377,321)	(532,710)	(4,448,798)	(1,786,873)
Total income (loss) from discontinued operations	(377,321)	(532,710)	(4,448,798)	1,834,297
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,434,835	$1,727,052	$3,195,600	$10,389,745

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.12	$0.15	$0.51	$0.57
Discontinued operations	(0.03)	(0.04)	(0.30)	0.12
Basic earnings per share	$0.09	$0.11	$0.21	$0.69

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.12	$0.15	$0.50	$0.57
Discontinued operations	(0.03)	(0.04)	(0.29)	0.12
Diluted earnings per share	$0.09	$0.11	$0.21	$0.69

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.26	$0.26

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,120,983	15,026,710	15,116,681	15,022,489
Diluted earnings per share	15,273,529	15,138,094	15,270,494	15,132,843